Exhibit 1
RIGHTS AGREEMENT
between
ATRION CORPORATION
and
AMERICAN STOCK TRANSFER & TRUST COMPANY
Dated as of August 7, 2006

RIGHTS AGREEMENT
Table of Contents

1.	CERTAIN DEFINITIONS		1

2.	THE RIGHTS		5
	2.1	Summary of Rights	5
	2.2	Legend on Common Stock Certificates	5
	2.3	Exercise of Rights; Separation of Rights	5
	2.4	Adjustments to Purchase Price; Number of Rights	7
	2.5	Date on Which Exercise is Effective	8
	2.6	Execution, Authentication, Delivery and Dating of Rights Certificates	8
	2.7	Registration, Registration of Transfer and Exchange	9
	2.8	Mutilated, Destroyed, Lost and Stolen Rights Certificates	9
	2.9	Persons Deemed Owners	10
	2.10	Delivery and Cancellation of Certificates	10
	2.11	Agreement of Rights Holders	10

3.	ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS		11
	3.1	Flip-in	11
	3.2	Flip-over	12

4.	THE RIGHTS AGENT		13
	4.1	General	13
	4.2	Merger or Consolidation or Change of Name of Rights Agent	13
	4.3	Duties of Rights Agent	14
	4.4	Change of Rights Agent	15

5.	MISCELLANEOUS PROVISIONS		16
	5.1	Redemption	16
	5.2	Expiration	16
	5.3	Issuance of New Rights Certificates	17
	5.4	Supplements and Amendments	17
	5.5	Fractional Shares	17
	5.6	Rights of Action	17
	5.7	Holder of Rights Not Deemed a Stockholder	18
	5.8	Notice of Proposed Actions	18
	5.9	Notices	18
	5.10	Suspension of Exercisability	19
	5.11	Costs of Enforcement	19
	5.12	Successors	19
	5.13	Benefits of this Agreement	19
	5.14	Determination and Actions by the Board of Directors	19
	5.15	Governing Law	19
	5.16	Counterparts	20
	5.17	Severability	20

i

RIGHTS AGREEMENT
     This Rights Agreement (as amended from time to time, this “Agreement”), dated as of August 7, 2006, is made between Atrion Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as rights agent (the “Rights Agent,” which term includes any successor Rights Agent).
BACKGROUND
     A. The Company is seeking to provide for its continuing financial well being, and recognizes the complex circumstances affecting any company which has shares traded in the public securities markets.
     B. The Company and the Rights Agent seek to enter into this Rights Agreement that sets the Purchase Exercise Price of specified Rights at $400 per Right, and that provides that the Company and the Rights Agent may amend the Rights Agreement without the consent of the holders of the Rights Certificates.
     C. The Company and the Rights Agent now wish to state the Rights Agreement in its entirety.
     THEREFORE, in consideration of the premises and the mutual consideration set forth in this Agreement, the parties agree as follows:
AGREEMENT
1. CERTAIN DEFINITIONS
     In this Agreement, the following terms have the meanings indicated:
     1.1 “Acquiring Person” means any Person, including Affiliates and Associates, who is a Beneficial Owner of 20% or more of the outstanding shares of Company $0.10 par value common stock (“Common Stock”). “Acquiring Person” does not include any Person who is the Beneficial Owner of 20% or more of the outstanding shares of Common Stock on the date of this Agreement or who becomes the Beneficial Owner of 20% or more of the outstanding shares of Common Stock solely as a result of the Company’s purchase of Common Stock, until that Person later becomes the Beneficial Owner (other than by means of a stock dividend or stock split) of any additional shares of Common Stock, or who Beneficially Owns shares of Common Stock consisting solely of one or more of (a) shares of Common Stock Beneficially Owned pursuant to the grant or exercise of an option granted to that Person by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (b) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) Beneficially Owned by that Person or its Affiliates or Associates at the time of grant of the option or (c) shares of Common Stock (or securities convertible into, exchangeable into or exercisable for Common Stock) acquired by Affiliates or Associates of that

Person after the time of the grant which, in the aggregate, amount to less than 1% of the outstanding shares of Common Stock. “Acquiring Person” does not include any Person that (i) within five Business Days of being notified by the Company of its status as an Acquiring Person, certifies to the Company that the Person acquired Beneficial Ownership of 20% or more of the Common Stock inadvertently or without knowledge of the terms of the Rights Agreement and without any intention to affect control of the Company, and the certification is determined by a majority of the Company’s Board of Directors to have been made in good faith, and (ii) divests as promptly as practicable (but in no event more than 30 calendar days following the certification) a sufficient number of shares of Common Stock so that the Person then Beneficially Owns less than 20% of the outstanding Common Stock. The Company, any wholly-owned Subsidiary of the Company and any employee stock ownership or other employee benefit plan of the Company or a wholly-owned Subsidiary of the Company is not an Acquiring Person.
     1.2 “Affiliate” and “Associate” have the meanings ascribed to those terms in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as in effect on the date of this Agreement.
     1.3 “Beneficial Owner,” “Beneficial Ownership” and “Beneficially Own.” A Person shall be deemed the “Beneficial Owner,” and have “Beneficial Ownership” of, and to “Beneficially Own” any securities as to which that Person, or its Affiliates or Associates, is or may be deemed to be the beneficial owner pursuant to Rules 13d-3 and 13d-5 under the Exchange Act, as in effect on the date of this Agreement, as well as any securities as to which the Person or its Affiliates or Associates has the right (exercisable immediately or only after the passage of time or the occurrence of conditions) to become Beneficial Owner pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, rights (other than the Rights), warrants, options, or otherwise. A Person shall not be deemed the “Beneficial Owner” or to have “Beneficial Ownership” of, or to “Beneficially Own” any security (a) solely because the security has been tendered pursuant to a tender or exchange offer made by that Person or any of its Affiliates or Associates until the tendered security is accepted for payment or exchange or (b) solely because the Person or any of its Affiliates or Associates has or shares the power to vote or direct the voting of the security pursuant to a revocable proxy given in response to a public proxy or consent solicitation made to more than 10 holders of shares of a class of stock of the Company registered under Section 12 of the Exchange Act and pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act, except if the power (or the arrangements relating to the power) is then reportable under Item 6 of Schedule 13D under the Exchange Act (or any similar provision of a comparable or successor report). In determining the percentage of the outstanding shares of Common Stock with respect to which a Person is the Beneficial Owner, all shares as to which that Person is deemed the Beneficial Owner shall be deemed outstanding.
     1.4 “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

     1.5 “Close of Business” on any given date means 5:00 p.m., New York City time, but if that date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.
     1.6 “Distribution Date” means the Close of Business on the earlier of (a) the 10th Business Day after the date on which any Person (other than the Company, any Subsidiary of the Company or any employee benefit plan of the Company) commences a tender or exchange offer which, if consummated, would result in that Person’s Beneficially Owning 20% or more of the outstanding Common Stock (or such later date that the Company Board of Directors may from time to time fix by resolution adopted prior to a Distribution Date that would otherwise have occurred) or (b) the Flip-in Date. However, if any tender or exchange offer referred to in clause (a) of this paragraph is cancelled, terminated or otherwise withdrawn prior to the Distribution Date without the purchase of any shares of Company Common Stock pursuant to it, for purposes of this paragraph, that offer shall be deemed never to have been made.
     1.7 “Exchange Time” means the time at which the right to exercise the Rights shall terminate pursuant to Section 3.1(c).
     1.8 “Expiration Time” means the earliest of (a) the Exchange Time, (b) the Redemption Time, (c) August 6, 2016 and (d) upon the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person.
     1.9 “Flip-in Date” means the 10th Business Day after any Stock Acquisition Date which is not the result of a Flip-over Transaction or any earlier or later date the Company Board of Directors may from time to time fix by resolution adopted prior to the Flip-in Date that would otherwise have occurred.
     1.10 “Flip-over Entity” means (a) in the case of a Flip-over Transaction described in clause 1.12(a), the Person issuing any securities into which shares of Common Stock are being converted or exchanged and, if no such securities are being issued, the other party to the Flip-over Transaction, and (b) in the case of a Flip-over Transaction described in clause 1.12(b), the Person receiving the greatest portion of the assets or earning power being transferred in that Flip-over Transaction. If the affected Person is a subsidiary of a corporation, its parent corporation shall be the Flip-Over Entity.
     1.11 “Flip-over Stock” means the capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of the Flip-Over Entity.
     1.12 “Flip-over Transaction” means a transaction or series of transactions, after the time an Acquiring Person exists and controls the Company Board of Directors, in which, directly or indirectly, (a) the Company shall consolidate or merge or participate in a share exchange with any other Person, if any term of or arrangement concerning the treatment of shares of capital stock in that consolidation, merger, or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of the Company’s Common Stock, or (b) the Company sells or otherwise transfers (or one or more of its Subsidiaries sells or otherwise transfers) assets (i) aggregating more than 50% of the assets (measured by either book value or fair market value) or (ii) generating more than 50% of the operating income or cash flow, of the Company and its Subsidiaries (taken as a whole) to any Person (other than the Company or one or more of its wholly-owned Subsidiaries) or to two or more Persons which are Affiliates or Associates or are otherwise acting in concert.
     1.13 “Market Price” per share of any securities on any date means the average of the daily closing prices per share of those securities on each of the 20 consecutive Trading Days through and including the Trading Day immediately preceding the date. However, if an event of a type analogous to any of the events described in Section 2.4 caused the closing prices used to determine the Market Price on any Trading Days during the period of 20 Trading Days not to be fully comparable with the closing price on that date, each closing price shall be appropriately adjusted in order to make it fully comparable with the closing price on that date. The closing price per share of any securities on any date shall be the last reported sale price, regular way, or, in case no such sale takes place or is quoted on that date, the average of the closing bid and asked prices, regular way, for each share of those securities, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the securities are listed or admitted to trading, or if the securities are not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the securities and selected by the Company Board of Directors. If on any date the securities are not listed or admitted to trading on a national securities exchange or traded in the over-the-counter market, the closing price per share of those securities on that date shall mean the fair value per share of securities on that date as determined in good faith by the Company Board of Directors, after consultation with a nationally recognized investment banking firm, and set forth in a certificate delivered to the Rights Agent.
     1.14 “Person” means any individual, partnership, firm, corporation, company, association, trust, unincorporated organization, syndicate or group (the existence of a “group” being determined in accordance with Rule 13d-5 under the Exchange Act, as in effect as of the date of this Agreement) including, but not limited to, a Person having any agreement, arrangement or understanding, whether formal or informal and whether or not in writing, with any other Person to act together to acquire, offer to acquire hold, vote or dispose of any Common Stock of the Company.
     1.15 “Purchase Exercise Price” as of any date means the price at which a holder may purchase the securities issuable upon exercise of one whole Right. Until adjustment in accordance with the terms of this Agreement, the Purchase Exercise Price is $400 per Right.
     1.16 “Redemption Price” means an amount equal to $0.01 per Right.
     1.17 “Redemption Time” means the time at which the right to exercise the Rights terminates pursuant to Section 5.1.
     1.18 “Stock Acquisition Date” means the first date of public announcement by the Company (by any means) that an Acquiring Person exists.

     1.19 “Subsidiary” of any Person means any corporation or other entity of which a majority of the voting power of the equity securities or a majority of the equity interest is Beneficially Owned, directly or indirectly, by that Person.
     1.20 “Trading Day,” when used with respect to any securities, means a day on which the principal national securities exchange on which those securities are listed or admitted to trading is open for the transaction of business or, if those securities are not listed or admitted to trading on any national securities exchange, a Business Day.
2. THE RIGHTS
     2.1 Summary of Rights. As soon as practicable after the date of this Agreement, the Company will mail a letter summarizing the terms of the Rights to each holder of record of Company Common Stock as of the date of this Agreement in substantially the form of Exhibit A hereto, at each holder’s address as shown by the records of the Company.
     2.2 Legend on Common Stock Certificates. Certificates for the Common Stock issued after the date of this Agreement but prior to the Distribution Date shall evidence one Right for each one share of Company Common Stock represented by the certificate. Each new certificate shall have impressed, printed, or written on, or otherwise affixed to it, the following legend:
This certificate also entitles its holder to certain Rights as set forth in a Rights Agreement, dated as of August 7, 2006, between Atrion Corporation and American Stock Transfer & Trust Company, as amended from time to time (the “Rights Agreement”), the terms of which are incorporated in this certificate by this reference and a copy of which is on file at the principal executive offices of the corporation. Under certain circumstances, as set forth in the Rights Agreement, Rights may be redeemed, may be exchanged for shares of Common Stock, may expire, may become void (if they are “Beneficially Owned” by an “Acquiring Person” or its Affiliate or Associate, or by any transferee of any of them) or may be evidenced by separate certificates and may no longer be evidenced by this certificate. The corporation will mail, without charge, to the holder of this certificate a copy of the Rights Agreement, together with any amendments to it, after the receipt of a written request.
Certificates representing shares of Common Stock that were issued and outstanding at the time of the dividend of the Rights shall evidence one Right for each one share of Company Common Stock evidenced by them, notwithstanding the absence of the foregoing legend, on the terms set forth in this Agreement.
     2.3 Exercise of Rights; Separation of Rights.
     (a) Subject to Sections 3.1, 5.1 and 5.10 and subject to specified adjustment, and except as otherwise specified in this Agreement, after the Distribution Date and prior to the Expiration Time, each Right will entitle its holder to purchase for the Purchase Exercise Price one share of Company Common Stock.

     (b) Until the Distribution Date, (i) no Right may be exercised and (ii) each Right will be evidenced by the certificate for the associated share of Common Stock and will be transferable only together with, and will be transferred by a transfer of, its associated share.
     (c) After the Distribution Date and prior to the Expiration Time, the Rights (i) may be exercised and (ii) may be transferred independent of shares of Common Stock. Promptly following the Distribution Date, the Rights Agent will mail to each holder of record of Common Stock as of the Distribution Date (other than any Person whose Rights have become void pursuant to Section 3.1(b)), at the holder’s address as shown by the records of the Company:
•	a certificate (a “Rights Certificate”) in substantially the form of Exhibit B attached to and part of this Agreement, appropriately completed, representing the number of Rights held by the holder at the Distribution Date and having the marks of identification or designation and any legends, summaries or endorsements printed on it the Company deems appropriate and as are not inconsistent with the provisions of this Agreement, or as may be required to comply with any law or with any rule or regulation made pursuant to law or with any rule or regulation of any national securities exchange or quotation system on which the Rights may from time to time be listed or traded, or to conform to usage, and

•	a disclosure statement describing the Rights.
However, the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or its Affiliates or Associates or any transferee of any of them.
     (d) Rights may be exercised on any Business Day after the Distribution Date and prior to the Expiration Time by submitting to the Rights Agent the Rights Certificate evidencing the Rights with an Election to Exercise (an “Election to Exercise”) substantially in the form attached to the Rights Certificate, duly completed, accompanied by payment in cash, or by certified or official bank check or money order payable to the order of the Company, of a sum equal to the Purchase Exercise Price multiplied by the number of Rights being exercised, plus a sum sufficient to cover any transfer tax or charge which may be payable in respect of any transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares or depositary receipts (or both) in a name other than that of the holder of the Rights being exercised.
     (e) Upon receipt of a properly tendered Rights Certificate, with an Election to Exercise accompanied by payment as set forth in Section 2.3(d), the Rights Agent will promptly (i) requisition from the transfer agent stock certificates evidencing the number of shares or other securities to be purchased (the Company irrevocably authorizes its transfer agents to comply with all such requisitions), and if the Company elects pursuant to Section 5.5 not to issue certificates representing fractional shares, requisition from the depositary selected by the Company depositary receipts representing the fractional shares to be purchased, or requisition from the Company the amount of cash to be paid in lieu of fractional shares in accordance with Section 5.5, and (ii) after receipt of the certificates, depositary receipts or cash, deliver the appropriate items to or upon the order of the registered holder of the Rights Certificate, registered (in the case of certificates or depositary receipts) in the name or names designated by the holder.
     (f) If the holder of any Rights exercises less than all the Rights evidenced by the holder’s Rights Certificate, a new Rights Certificate evidencing the Rights remaining unexercised will be issued by the Rights Agent to that holder or to the holder’s duly authorized assigns.
     (g) The Company will (i) take all action necessary to ensure that (subject to payment of the Purchase Exercise Price) all shares delivered upon exercise of Rights shall, at the time of delivery of the certificates for those shares, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable; (ii) take all action necessary to comply with any applicable requirements of the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, and the rules and regulations under them, and any other applicable law, rule or regulation, in connection with the issuance of any shares upon exercise of Rights; and (iii) pay when due and payable all federal and state transfer taxes and charges which may be payable in respect of the original issuance or delivery of the Rights Certificates or of any shares issued upon the exercise of Rights, but the Company shall not be required to pay any transfer tax or charge which may be payable in respect of any transfer involved in the transfer or delivery of Rights Certificates or the issuance or delivery of certificates for shares in a name other than that of the holder of the Rights being transferred or exercised.
     2.4 Adjustments to Purchase Price; Number of Rights.
     (a) If the Company at any time after the date of this Agreement and prior to the Distribution Date (i) declares or pays a dividend on Common Stock payable in Common Stock, (ii) subdivides the outstanding Common Stock or (iii) combines the outstanding Common Stock into a smaller number of shares of Common Stock, the Purchase Exercise Price in effect after the adjustment will be equal to the Purchase Exercise Price in effect immediately prior to that adjustment divided by the number of shares of Common Stock (the “Expansion Factor”) that a holder of one share of Common Stock immediately prior to the dividend, subdivision or combination would hold thereafter as a result of it, and each Right held prior to the adjustment will become that number of Rights equal to the Expansion Factor. The adjusted number of Rights will be deemed to be distributed among the shares of Common Stock with respect to which the original Rights were associated (if they remain outstanding) and the shares issued in respect of the dividend, subdivision or combination, so that each one share of Common Stock will have exactly one Right associated with it. Each adjustment made pursuant to this paragraph shall be made as of the payment or effective date for the applicable dividend, subdivision or combination.
     (b) If the Company at any time prior to the Distribution Date issues any shares of Common Stock otherwise than in a transaction referred to in the preceding paragraph, every one share of Common Stock so issued shall automatically have one new Right associated with it, which Right shall be evidenced by the certificate representing the shares. To the extent provided in Section 5.3, Rights shall be issued by the Company in respect of shares of Common Stock that are issued or sold by the Company after the Distribution Date.

     (c) If the Company at any time prior to the Distribution Date issues or distributes any securities or assets in respect of, in lieu of or in exchange for Common Stock (other than pursuant to a regular periodic cash dividend or a dividend paid solely in Common Stock) whether by dividend, in a reclassification or recapitalization (including any transaction involving a merger, consolidation or share exchange), or otherwise, the Company shall make adjustments, if any, in the Purchase Exercise Price, number of Rights and securities or other property purchasable upon exercise of Rights as the Company Board of Directors, in its sole discretion, deems to be appropriate under the circumstances in order to adequately protect the interests of the holders of Rights generally, and the Company and the Rights Agent shall amend this Agreement as necessary to provide for those adjustments.
     (d) Each adjustment to the Purchase Exercise Price made pursuant to this Section 2.4 shall be calculated to the nearest cent. Whenever an adjustment to the Purchase Exercise Price is made pursuant to this Section 2.4, the Company shall (i) promptly prepare a certificate setting forth the adjustment and a brief statement of the facts accounting for the adjustment, (ii) promptly file with the Rights Agent and with each transfer agent for the Common Stock a copy of the certificate and (iii) mail a brief summary to each holder of Rights.
     (e) Irrespective of any adjustment or change in the securities purchasable upon exercise of the Rights, the Rights Certificates issued prior to and after the adjustment may continue to express the securities so purchasable which were expressed in the initial Rights Certificates issued under this Agreement.
     2.5 Date on Which Exercise is Effective. Each Person in whose name any certificate for shares is issued upon the exercise of Rights shall for all purposes be deemed to have become the holder of record of the shares represented on, and that certificate shall be dated, the date upon which the Rights Certificate evidencing the Rights was duly surrendered and payment of the Purchase Exercise Price for the Rights (and any applicable taxes and other governmental charges payable by the exercising holder) was made. However, if the date of surrender and payment is a date upon which the stock transfer books of the Company are closed, that Person shall be deemed to have become the record holder of shares on, and that certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.
     2.6 Execution, Authentication, Delivery and Dating of Rights Certificates.
     (a) The Rights Certificates shall be executed on behalf of the Company by its Chairman of the Board, President or one of its Vice Presidents, under its corporate seal reproduced on the certificate, attested by its Secretary or one of its Assistant Secretaries. The signature of any of these officers on the Rights Certificates may be manual or facsimile.
     (b) Rights Certificates bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, even if those individuals or any of them cease to hold their offices prior to the countersignature and delivery of the Rights Certificates.
     (c) Promptly after the Company learns of the Distribution Date, the Company will notify the Rights Agent of the Distribution Date and will deliver Rights Certificates executed by the Company to the Rights Agent for countersignature, and subject to Section 3.1(b), the Rights Agent shall manually countersign and deliver the Rights Certificates to the holders of the Rights pursuant to Section 2.3(c). No Rights Certificate shall be valid for any purpose unless manually countersigned by the Rights Agent.
     (d) Each Rights Certificate shall be dated the date of its countersignature.
     2.7 Registration, Registration of Transfer and Exchange.
     (a) After the Distribution Date, the Company will establish a register (the “Rights Register”) in which, subject to reasonable regulations as it may prescribe, the Company will provide for the registration and transfer of Rights. The Rights Agent is appointed “Rights Registrar” for the purpose of maintaining the Rights Register for the Company and registering Rights and transfers of Rights after the Distribution Date. If the Rights Agent ceases to be the Rights Registrar, the Rights Agent will have the right to examine the Rights Register at all reasonable times after the Distribution Date.
     (b) After the Distribution Date and prior to the Expiration Time, upon surrender for registration of transfer or exchange of any Rights Certificate, and subject to the provisions of Section 2.7(d) and (e), the Company will execute, and the Rights Agent will countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Rights Certificates evidencing the same aggregate number of Rights as did the surrendered Rights Certificate.
     (c) Except as otherwise provided in Section 3.1(b), all Rights issued upon any registration of transfer or exchange of Rights Certificates shall be the valid obligations of the Company, and those Rights shall be entitled to the same benefits under this Agreement as the Rights surrendered upon registration of transfer or exchange.
     (d) Every Rights Certificate surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company or the Rights Agent, as the case may be, duly executed by the holder or the holder’s attorney duly authorized in writing. As a condition to the issuance of any new Rights Certificate under this Section 2.7, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to that transaction.
     (e) The Company shall not be required to register the transfer or exchange of any Rights after the Rights have become void under Section 3.1(b), been exchanged under Section 3.1(c) or been redeemed or terminated under Section 5.1.
     2.8 Mutilated, Destroyed, Lost and Stolen Rights Certificates.
     (a) If any mutilated Rights Certificate is surrendered to the Rights Agent prior to the Expiration Time, then, subject to Sections 3.1(b) and 5.1, the Company shall execute and the Rights Agent shall countersign and deliver in exchange a new Rights Certificate evidencing the same number of Rights as did the surrendered Rights Certificate.

     (b) If a Person delivers to the Company and the Rights Agent prior to the Expiration Time (i) evidence to their satisfaction of the destruction, loss or theft of any Rights Certificate and (ii) security or indemnity as may be required by them to hold each of them and any of their agents harmless, then, subject to Sections 3.1(b) and 5.1, and in the absence of notice to the Company or the Rights Agent that the Rights Certificate has been acquired by a bona fide purchaser, the Company shall execute and upon its request the Rights Agent shall countersign and deliver, in lieu of any destroyed, lost or stolen Rights Certificate, a new Rights Certificate evidencing the same number of Rights as did the destroyed, lost or stolen Rights Certificate.
     (c) As a condition to the issuance of any new Rights Certificate under this Section 2.8, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation to that transaction and any other expenses (including the fees and expenses of the Rights Agent) connected with it.
     (d) Every new Rights Certificate issued pursuant to this Section 2.8 in lieu of any destroyed, lost or stolen Rights Certificate shall evidence an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Rights Certificate shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with all other duly issued Rights.
     2.9 Persons Deemed Owners. Prior to due presentment of a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Distribution Date, the Common Stock certificate) is registered as the absolute owner of it and of the Rights evidenced by it for all purposes, including the payment of the Redemption Price and neither the Company nor the Rights Agent shall be affected by any notice to the contrary. In this Agreement, the term “holder” of any Rights means the registered holder of Rights, or prior to the Distribution Date, the associated shares of Company Common Stock.
     2.10 Delivery and Cancellation of Certificates. All Rights Certificates surrendered upon exercise or for registration of transfer or exchange shall, if surrendered to any person other than the Rights Agent, be delivered to the Rights Agent and, in any case, shall be promptly cancelled by the Rights Agent. The Company may at any time deliver to the Rights Agent for cancellation any Rights Certificates previously countersigned and delivered which the Company may have acquired in any manner, and all Rights Certificates so delivered shall be promptly cancelled by the Rights Agent. No Rights Certificates shall be countersigned in lieu of or in exchange for any Rights Certificates cancelled as provided in this Section 2.10, except as expressly permitted by this Agreement. The Rights Agent shall destroy all cancelled Rights Certificates and deliver a certificate of destruction to the Company.
     2.11 Agreement of Rights Holders. By accepting them, every holder of Rights consents and agrees with the Company and the Rights Agent and with every other holder of Rights that:
     (a) prior to the Distribution Date, each Right will be transferable only together with, and will be transferred by a transfer of, the associated shares of Common Stock;

     (b) after the Distribution Date, the Rights Certificates will be transferable only on the Rights Register;
     (c) prior to due presentment of a Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) for registration of transfer, the Company, the Rights Agent and any agent of the Company or the Rights Agent may deem and treat the person in whose name the Rights Certificate (or, prior to the Distribution Date, the associated Common Stock certificate) is registered as the absolute owner of it and of the Rights evidenced by it for all purposes, and neither the Company nor the Rights Agent shall be affected by any notice to the contrary;
     (d) Rights beneficially owned by certain Persons will, under the circumstances set forth in Section 3.1(b), become void; and
     (e) this Agreement may be supplemented or amended from time to time pursuant to Sections 2.4 and 5.4.
3. ADJUSTMENTS TO THE RIGHTS IN THE EVENT OF CERTAIN TRANSACTIONS
     3.1 Flip-in.
     (a) If prior to the Expiration Time a Flip-in Date occurs, the Company shall take action as necessary to ensure and provide that, except as provided in this Section 3.1, each Right shall constitute the right to purchase from the Company, upon exercise in accordance with the terms of this Agreement and subject to Section 5.10, that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date equal to twice the Purchase Exercise Price for an amount in cash equal to the Purchase Exercise Price (this right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that on or after the Stock Acquisition Date an event of a type analogous to any of the events described in Section 2.4(a), (b) or (c) occurred with respect to the Common Stock).
     (b) Any Rights that are or were Beneficially Owned on or after the Stock Acquisition Date by an Acquiring Person or its Affiliate or Associate or by any transferee, direct or indirect, of any of them shall become void and any holder of those Rights (including transferees) shall thereafter have no right to exercise or transfer those Rights under any provision of this Agreement. If any Rights Certificate is presented for assignment or exercise and the Person presenting it will not complete the certification set forth at the end of the form of Assignment or notice of Election to Exercise and provide any additional evidence of the identity of the Beneficial Owner and its Affiliates and Associates (or former Beneficial Owners and their Affiliates and Associates) the Company reasonably requests, then the Company shall be entitled conclusively to deem the Beneficial Owner to be an Acquiring Person or its Affiliate or Associate or a transferee of any of them and accordingly will deem the Rights evidenced by that certificate to be void and not transferable or exercisable.
     (c) To the extent not prohibited by applicable law, at any time after a Flip-in Date, the Board of Directors of the Company may elect, at its option, to exchange all (but not less than all) of the then outstanding Rights (excluding Rights that have become void pursuant to the provisions of Section 3.1(b)) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right, appropriately adjusted in order to protect the interests of holders of Rights generally if after the Distribution Date an event of a type analogous to any of the events described in Section 2.4(a), (b) or (c) occurred with respect to the Common Stock. If at the Exchange Time there are insufficient authorized but unissued shares of Common Stock to permit an exchange ratio of one share of Common Stock per Right, such lesser number of shares of Common Stock as is available to be issued, appropriately adjusted in order to protect the interests of holders of Rights generally if after the Distribution Date an event of a type analogous to any of the events described in Section 2.4(a), (b) or (c) occurred with respect to the Common Stock, shall be exchanged for all of the then outstanding Rights (excluding Rights that have become void pursuant to the provisions of Section 3.1(b)). This specified exchange ratio, as adjusted from time to time, is the “Exchange Ratio.”
     (d) Immediately upon the direction of the Company Board of Directors to exchange the Rights, or upon the automatic exchange of the Rights, if there is insufficient Common Stock to permit the exercise in full of the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right (other than Rights that have become void pursuant to Section 3.1(b)) will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio. Promptly after that event, the Company shall give notice of it (specifying the steps to be taken to receive shares of Common Stock in exchange for Rights) to the Rights Agent and the holders of the Rights (other than Rights that have become void pursuant to Section 3.1(b)) outstanding immediately prior to the event by mailing notice in accordance with Section 5.9.
     (e) Each Person in whose name any certificate for shares is issued upon the exchange of Rights pursuant to Sections 3.1(c) and (d) shall for all purposes be deemed to have become the holder of record of the shares represented on, and the certificate shall be dated, the date upon which the Rights Certificate evidencing those Rights was duly surrendered and payment of any applicable taxes and other governmental charges payable by the holder was made. However, if the date of surrender and payment is a date upon which the stock transfer books of the Company are closed, that Person shall be deemed to have become the record holder of those shares on, and the certificate shall be dated, the next succeeding Business Day on which the stock transfer books of the Company are open.
     3.2 Flip-over.
     (a) After the Distribution Date and prior to the Expiration Time, the Company shall not enter into any agreement with an Acquiring Person (or any of its Affiliates or Associates) with respect to, consummate or permit to occur, any Flip-over Transaction unless and until it shall have entered into a supplemental agreement with the Flip-over Entity, for the benefit of the holders of the Rights, providing that, upon consummation or occurrence of the Flip-over Transaction (i) each Right, upon exercise in accordance with the terms of this Agreement, shall thereafter constitute the right to purchase from the Flip-over Entity that number of shares of Flip-over Stock having an aggregate Market Price on the date of consummation or occurrence of the Flip-over Transaction equal to twice the Purchase Exercise Price, for an amount in cash equal to the Purchase Exercise Price (this right to be appropriately adjusted in order to protect the interests of the holders of Rights generally in the event that after the date of consummation or occurrence an event of a type analogous to any of the events described in Section 2.4(a) (b) or (c) occurred with respect to the Flip-over Stock) and (ii) the Flip-over Entity shall thereafter be liable for, and shall assume, by virtue of the Flip-over Transaction and the supplemental agreement, all the obligations and duties of the Company pursuant to this Agreement. The provisions of this Section 3.2 shall apply to successive Flip-over Transactions.
     (b) Prior to the Expiration Time, unless the Rights will be redeemed pursuant to Section 5.1, the Company shall not enter into any agreement with respect to, consummate or allow any Flip-over Transaction if at the time of the event there are any rights, warrants or securities outstanding or any other arrangements, agreements or instruments that would eliminate or otherwise diminish in any material respect the benefits intended to be afforded by this Rights Agreement to the holders of Rights upon consummation of the transaction.
4. THE RIGHTS AGENT
     4.1 General.
     (a) The Company appoints the Rights Agent to act as agent for the Company in accordance with the terms and conditions of this Agreement, and the Rights Agent accepts its appointment. The Company agrees to pay to the Rights Agent reasonable compensation for all services rendered by it, and from time to time, on demand of the Rights Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties. The Company also agrees to indemnify the Rights Agent for, and to hold it harmless against, any loss, liability, or expense, incurred without gross negligence, bad faith or willful misconduct by the Rights Agent, for any action done or omitted by the Rights Agent in connection with the acceptance and administration of this Agreement, including the costs and expenses of defending against any claim of liability.
     (b) The Rights Agent shall be protected and shall incur no liability for or in respect of any action taken, allowed or omitted by it in connection with its administration of this Agreement in reliance upon any certificate for securities purchasable upon exercise of any Rights, Rights Certificate, certificate for other securities of the Company, instrument of assignment or transfer, power of attorney, endorsement, affidavit, letter, notice, direction, consent, certificate, statement, or other paper or document believed by it to be genuine and to be signed, executed and, where necessary, verified or acknowledged, by the proper person or persons.
     4.2 Merger or Consolidation or Change of Name of Rights Agent.
     (a) Any corporation into which the Rights Agent or any successor Rights Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Rights Agent or any successor Rights Agent is a party, or any corporation succeeding to the shareholder services business of the Rights Agent or any successor Rights Agent, will be the successor to the Rights Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties, if that successor would be eligible for appointment as a successor Rights Agent under the provisions of

Section 4.4. If at the time the successor Rights Agent succeeds to the agency created by this Agreement any of the Rights Certificates have been countersigned but not delivered, any successor Rights Agent may adopt the countersignature of the predecessor Rights Agent and deliver the Rights Certificates so countersigned. If at that time any of the Rights Certificates have not been countersigned, any successor Rights Agent may countersign those Rights Certificates either in the name of the predecessor Rights Agent or in the name of the successor Rights Agent. In all those cases, the Rights Certificates will have the full effect provided in them and in this Agreement.
     (b) If at any time the name of the Rights Agent is changed and at that time any of the Rights Certificates have been countersigned but not delivered, the Rights Agent may adopt the countersignature under its prior name and deliver Rights Certificates so countersigned. If at that time any of the Rights Certificates have not been countersigned, the Rights Agent may countersign those Rights Certificates either in its prior name or in its changed name. In all those cases the Rights Certificates shall have the full effect provided in them and in this Agreement.
     4.3 Duties of Rights Agent. The Rights Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the holders of Rights Certificates, by their acceptance of the certificates, shall be bound:
     (a) The Rights Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of counsel will be full and complete authorization and protection to the Rights Agent as to any action taken or omitted by it in good faith and in accordance with that opinion.
     (b) Whenever in the performance of its duties under this Agreement the Rights Agent deems it necessary or desirable that any fact or matter be established by the Company prior to taking or allowing any action, the fact or matter may be deemed to be conclusively established by a certificate signed by a person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President and by the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of the Company and delivered to the Rights Agent. Such a certificate will be full authorization to the Rights Agent for any action taken or allowed in good faith by it under the provisions of this Agreement in reliance upon that certificate.
     (c) The Rights Agent will be liable only for its own gross negligence, bad faith or willful misconduct.
     (d) The Rights Agent will not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the certificates for securities purchasable upon exercise of Rights or the Rights Certificates or be required to verify them, but all those statements and recitals are and will be deemed to have been made only by the Company.
     (e) The Rights Agent will not be responsible for the validity of this Agreement or its execution and delivery (except the due authorization, execution and delivery by the Rights Agent) or in respect of the validity or execution of any certificate for securities purchasable upon exercise of Rights or Rights Certificates (except as to its countersignature); nor will it be responsible for any breach by the Company of any covenant or condition in this Agreement or in any Rights Certificate; nor will it be responsible for any change in the exercisability of the Rights (including the Rights becoming void pursuant to Section 3.1(b)) or any adjustment required under the provisions of Section 2.4, 3.1 or 3.2; nor will it be responsible for the manner, method or amount of any adjustment or the ascertaining of the existence of facts that would require any adjustment (except with respect to the exercise of Rights after receipt of the certificate contemplated by Section 2.4 describing the adjustment); nor will it by any act under this Agreement be deemed to make any representation or warranty as to the authorization or reservation of any securities purchasable upon exercise of any Rights or as to whether any securities purchasable upon exercise of Rights will, when issued, be duly and validly authorized, executed, issued and delivered and fully paid and nonassessable.
     (f) The Company agrees that it will perform, execute, acknowledge and deliver, or cause, all other acts, instruments and assurances reasonably required by the Rights Agent so it can carry out or perform the provisions of this Agreement.
     (g) The Rights Agent is authorized and directed to accept instructions with respect to the performance of its duties from any person believed by the Rights Agent to be the Chairman of the Board, the President or any Vice President or the Secretary or the Treasurer of the Company, and to apply to those persons for advice or instructions in connection with its duties, and it shall not be liable for any action taken or allowed by it in good faith in accordance with instructions of any such person.
     (h) The Rights Agent and any stockholder, director, officer or employee of the Rights Agent may buy, sell or deal in Common Stock, Rights or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Rights Agent under this Agreement. Nothing in this Agreement precludes the Rights Agent from acting in any other capacity for the Company or for any other legal entity.
     (i) The Rights Agent may execute and exercise any of the rights or powers vested in it or perform any duty under this Agreement either itself or by or through its attorneys or agents, and the Rights Agent will not be answerable or accountable for any act, default, neglect or misconduct of any attorneys or agents or for any loss to the Company resulting from any act, default, neglect or misconduct, provided reasonable care was exercised in their selection and continued employment.
     4.4 Change of Rights Agent. The Rights Agent may resign and be discharged from its duties under this Agreement upon 90 days notice (or lesser notice acceptable to the Company) mailed to the Company and to each transfer agent of Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. The Company may remove the Rights Agent upon 30 days prior written notice mailed to the Rights Agent and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Rights in accordance with Section 5.9. If the Rights Agent should resign or be removed or otherwise become incapable of acting, the Company will appoint a successor to the Rights Agent. If the Company fails to make that appointment within 30 days after removal or after it has been notified in writing of resignation or incapacity by the resigning or incapacitated Rights Agent or by the holder of any Rights (which holder shall, with the notice, submit the holder’s Rights Certificate for inspection by the Company), then the holder of any Rights may apply to any court of competent jurisdiction for the appointment of a new Rights Agent. Any successor Rights Agent, whether appointed by the Company or by a court, shall be a corporation or association organized and doing business under the laws of the United States or of any state of the United States, in good standing, which is authorized under applicable laws to exercise the powers of the Rights Agent contemplated by this Agreement and is subject to supervision or examination by federal or state authority and which has at the time of its appointment as Rights Agent a combined capital and surplus of at least $50,000,000. After appointment, the successor Rights Agent will be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Rights Agent without further act or deed; but the predecessor Rights Agent shall deliver and transfer to the successor Rights Agent any property at the time held by it under this Agreement, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of the appointment, the Company will file a notice in writing with the predecessor Rights Agent and each transfer agent of the Common Stock, and mail a notice in writing to the holders of the Rights. Failure to give any notice provided for in this Section 4.4, however, or any defect in a notice, shall not affect the legality or validity of the resignation or removal of the Rights Agent or the appointment of the successor Rights Agent.
5. MISCELLANEOUS PROVISIONS
     5.1 Redemption
     (a) The Board of Directors of the Company may, at its option, at any time prior to the Close of Business on the Flip-in Date, elect to redeem all (but not less than all) of the then outstanding Rights at the Redemption Price and the Company, at its option, may pay the Redemption Price either in cash or shares of Common Stock or other securities of the Company deemed by the Board of Directors, in the exercise of its sole discretion, to be at least equivalent in value to the Redemption Price.
     (b) Immediately upon the action of the Company Board of Directors electing to redeem the Rights (or, if the resolution of the Board of Directors electing to redeem the Rights states that the redemption will not be effective until the occurrence of a specified future time or event, upon the occurrence of the future time or event), without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Board of Directors. Promptly after the Rights are redeemed, the Company shall give written notice of redemption to the Rights Agent and the holders of the then outstanding Rights by mailing that notice in accordance with Section 5.9.
     5.2 Expiration. The Rights and this Agreement shall expire at the Expiration Time and no Person shall have any rights pursuant to this Agreement or any Right after the Expiration Time.

     5.3 Issuance of New Rights Certificates. The Company may, at its option, issue new Rights Certificates evidencing Rights in any form approved by its Board of Directors to reflect any adjustment or change in the number or kind or class of shares of stock purchasable upon exercise of Rights made in accordance with the provisions of this Agreement. In addition, in connection with the issuance or sale of shares of Common Stock by the Company following the Distribution Date and prior to the Redemption Time or Expiration Time pursuant to the terms of securities convertible or redeemable into shares of Common Stock or to options, in each case issued or granted prior to, and outstanding at, the Distribution Date, the Company shall issue to the holders of the shares of Common Stock, Rights Certificates representing the appropriate number of Rights in connection with the issuance or sale of shares of Company Common Stock. However, in each case, (a) no Rights Certificate shall be issued, if, and to the extent that, the Company is advised by counsel that issuance would create a significant risk of material adverse tax consequences to the Company or to the Person to whom the Rights Certificates would be issued, (b) no Rights Certificates shall be issued if, and to the extent that, appropriate adjustment has otherwise been made in lieu of the issuance of them, and (c) the Company shall have no obligation to distribute Rights Certificates to any Acquiring Person or its Affiliate or Associate or any transferee of any of them.
     5.4 Supplements and Amendments. The Company and the Rights Agent may from time to time supplement or amend this Agreement without the approval of any holders of Rights in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. The Company may at its sole option and at any time elect to change the Expiration Date. However, in no event may the duration of the Rights be shortened without the written consent of the registered holders (other than by a redemption of the Rights pursuant to Section 5.1).
     5.5 Fractional Shares. If the Company elects not to issue certificates representing fractional shares upon exercise or redemption of Rights, the Company, in the sole discretion of the Board of Directors, shall either (a) evidence fractional shares by depositary receipts issued pursuant to an appropriate agreement between the Company and a depositary selected by it, and each holder of a depositary receipt shall have all of the rights, privileges and preferences to which that holder would be entitled as a beneficial owner of the fractional share, or (b) sell the shares on behalf of the holders of Rights and pay to the registered holder of those Rights the appropriate fraction of price per share received upon that sale.
     5.6 Rights of Action. Subject to the terms of this Agreement (including Section 3.1(b)), rights of action in respect of this Agreement, other than rights of action vested solely in the Rights Agent, are vested in the respective holders of the Rights. Any holder of any Rights, without the consent of the Rights Agent or of the holder of any other Rights, may, on the holder’s own behalf and for the holder’s own benefit and the benefit of other holders of Rights, enforce, and may institute and maintain any suit, action or proceeding against the Company to enforce, or otherwise act in respect of, the holder’s right to exercise Rights in the manner provided in the holder’s Rights Certificate and in this Agreement. Without limiting any remedies available to the holders of Rights, it is specifically acknowledged that the holders of Rights would not have an adequate remedy at law for any breach of this Agreement and will be entitled to specific performance of the obligations under, and injunctive relief against actual or threatened violations of the obligations of any Person subject to, this Agreement.
     5.7 Holder of Rights Not Deemed a Stockholder. No holder, as such, of any Rights shall be entitled to vote, receive dividends or be deemed for any purpose the holder of shares or any other securities which may at any time be issuable on the exercise of Rights, nor shall anything in this Agreement or in any Rights Certificate be construed to confer upon the holder of any Rights, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in Section 5.8), or to receive dividends or subscription rights, or otherwise, until those Rights shall have been exercised or exchanged in accordance with the provisions of this Agreement.
     5.8 Notice of Proposed Actions. If the Company proposes after the Distribution Date and prior to the Expiration Time (a) to effect or permit (in cases where the Company’s permission is required) the occurrence of any Flip-in Date or Flip-over Transaction or (b) to effect the liquidation, dissolution or winding up of the Company, then, in each case, the Company shall give to each holder of a Right, in accordance with Section 5.9, a notice of the proposed action, which shall specify the Flip-in Date or the date on which a Flip-over Transaction, liquidation, dissolution, or winding up is to take place, and that notice shall be given at least 20 Business Days prior to the date of the taking of the proposed action.
     5.9 Notices. Notices or demands to the Rights Agent or the Company authorized or required by this Agreement shall be sufficiently given if delivered or sent by first class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) as follows:

Company:	Atrion Corporation
Attn: Jeffery Strickland
One Allentown Parkway
Allen, Texas 75002

Rights Agent:	American Stock Transfer & Trust Company
59 Maiden Lane
Plaza Level
New York, New York 10038
Notices or demands to holders authorized or required by this Agreement shall be sufficiently properly given if delivered or sent by first class mail, postage prepaid, addressed to the holder at the address of the holder as it appears upon the registry books of the Rights Agent or, prior to the

Distribution Date, on the registry books of the transfer agent for the Common Stock. Any notice which is mailed in the manner provided in this Section 5.9 shall be deemed given, whether or not the holder receives the notice.
     5.10 Suspension of Exercisability. To the extent that the Company determines in good faith that some action will or must be taken pursuant to Section 3.1(a), (b) or (c) or to comply with federal or state securities laws, the Company may suspend the exercisability of the Rights for a period of up to 90 days following the date of the occurrence of the Distribution Date or the Flip-in Date in order to take the action or comply with laws. In the event of any suspension, the Company shall issue as promptly as practicable a public announcement stating that the exercisability or exchangeability of the Rights has been temporarily suspended, but notice pursuant to Section 5.9 is not required. Failure to give a notice pursuant to the provisions of this Agreement shall not affect the validity of any action pursuant to this Section 5.10.
     5.11 Costs of Enforcement. The Company agrees that if the Company, or any other Person, the securities of which are purchasable upon exercise of Rights fails to fulfill any of its obligations pursuant to this Agreement, then the Company or the other Person will reimburse the holder of any Rights for the costs and expenses (including legal fees) incurred by that holder in actions to enforce the holder’s rights pursuant to any Rights or this Agreement.
     5.12 Successors. All the covenants and provisions of this Agreement bind and benefit the Company, the Rights Agent, and upon their acceptance of Rights, the holders of the Rights, and their respective successors and assigns.
     5.13 Benefits of this Agreement. This Agreement is for the exclusive benefit of the Company, the Rights Agent and the holders of the Rights. Nothing in this Agreement shall be construed to give to any Person other than the Company, the Rights Agent and the holders of the Rights any legal or equitable right, remedy or claim under this Agreement.
     5.14 Determination and Actions by the Board of Directors. The Board of Directors of the Company has the exclusive power and authority to administer this Agreement and to exercise all rights and powers specifically granted to the Board or to the Company, or as may be necessary or advisable in the administration of this Agreement, including, without limitation, the right and power to (a) interpret the provisions of this Agreement and (b) make all determinations deemed necessary or advisable for the administration of this Agreement. All such actions, calculations, interpretations and determinations which are done or made by the Board in good faith, shall be final, conclusive and binding on the Company, the Rights Agent, the holders of the Rights and all other parties, and shall (including any omissions) not subject the Board of Directors of the Company to any liability to the holders of the Rights.
     5.15 Governing Law. This Agreement and each right issued under this Agreement is a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of Delaware applicable to contracts to be made and performed entirely within that State.

     5.16 Counterparts. This Agreement may be executed in any number of counterparts, each of the counterparts shall for all purposes be deemed to be an original, and all counterparts shall together constitute but one and the same instrument.
     5.17 Severability. If any term or provision of this Agreement, or its application, in any jurisdiction, and to any extent, is invalid or unenforceable, that term or provision shall be ineffective as to that jurisdiction to the extent of the invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions, or their application to circumstances other than those as to which they are held invalid or unenforceable.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed, as of the date first above written.

ATRION CORPORATION

By:	/s/ Emile Battat
Name:	Emile Battat
Title:	President

AMERICAN STOCK TRANSFER & TRUST COMPANY

By:	/s/ Herbert J. Lemmer
Name:	Herbert J. Lemmer
Title:	Vice President

EXHIBIT A
Summary of Rights
     On August 7, 2006, the Board of Directors of Atrion Corporation, a Delaware corporation (the “Company”), authorized and declared a dividend distribution of one right (each a “Right” and collectively, the “Rights”) for each share of common stock of the Company, $0.10 par value (the “Common Stock”), outstanding at the close of business on August 21, 2006 (the “Record Date”). In addition, the Company has authorized the issuance of one Right with respect to each share of Common Stock that becomes outstanding between the Record Date and the earlier of the Distribution Date or the Expiration Date (as such terms are hereafter defined) or the date, if any, on which the Rights are redeemed.
     The description and terms of the Rights are set forth in a Rights Agreement (the “Rights Agreement”), dated as of August 7, 2006 between the Company and American Stock Transfer & Trust Company (the “Rights Agent”), the Rights Agent appointed by the Company. The terms of the Rights are summarized below and the following description of the Rights is qualified in its entirety by reference to the Rights Agreement. Capitalized terms used in the description and not defined herein have the meanings ascribed to such terms in the Rights Agreement.
     When exercisable, each Right entitles the registered holder, from the Distribution Date (as hereinafter defined) until August 6, 2016 or the earlier redemption or exchange of the Rights, the right to purchase from the Company, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of Common Stock of the Company having an aggregate Market Price, on the date of the public announcement of an Acquiring Person’s becoming such (the “Stock Acquisition Date”) that gave rise to the Flip-in Date (as defined below), equal to twice the Purchase Exercise Price for an amount in cash equal to the then current Purchase Exercise Price.
     The Rights will be evidenced by the Common Stock certificates until the close of business on the earlier of the following dates (either, the “Distribution Date”):
1.	the tenth business day (or such later date as the Board of Directors of the Company may from time to time fix by resolution adopted prior to the Distribution Date that would otherwise have occurred) after the date on which any Person commences a tender or exchange offer which, if consummated, would result in such Person’s Beneficially Owning 20% or more of the outstanding Common Stock, or

2.	the “Flip-in Date,” which is the tenth business day after the first date of public announcement by the Company that a Person has become an Acquiring Person (as defined below), other than as a result of a Flip-over Transaction (as defined below) (or such earlier or later date as the Board of Directors of the Company may fix from time to time by resolution adopted prior to the Flip-in Date that otherwise would have occurred).

Exhibit A-1

     If, however, a tender or exchange offer referred to in clause (1) above is cancelled, terminated or otherwise withdrawn prior to the Distribution Date without the purchase of any shares of stock pursuant thereto, such offer shall be deemed never to have been made.
     An “Acquiring Person” is any Person having Beneficial Ownership of 20% or more of the outstanding shares of Common Stock. The term provides, for purposes of the Rights, that any Acquiring Person and its Affiliates and Associates be counted together as a single Person. The term “Acquiring Person,” however, does not include:
1.	the Company, any wholly-owned subsidiary of the Company or any employee stock ownership or other employee benefit plan of the Company or a wholly-owned subsidiary of the Company;

2.	any person who is the Beneficial Owner of 20% or more of the outstanding Common Stock as of the date of the Rights Agreement or who becomes the Beneficial Owner of 20% or more of the outstanding Common Stock solely as a result of an acquisition of Common Stock by the Company, until such time as such Person acquires additional Common Stock, other than through a dividend or stock split;

3.	any Person who, within five Business Days of being notified by the Company of its status as an Acquiring Person, certifies to the Company that the Person acquired Beneficial Ownership of 20% or more of the Common Stock inadvertently or without knowledge of the Rights Agreement, and without any intention to affect control of the Company, and the certification is determined by a majority of the Company’s Board of Directors to have been made in good faith, if that Person divests as promptly as practicable (but in no event more than 30 calendar days following the certification) a sufficient number of shares of Common Stock so that the Person then Beneficially Owns less than 20% of the outstanding Common Stock; or

4.	any Person who Beneficially Owns shares of Common Stock consisting solely of: (a) shares acquired pursuant to the grant or exercise of an option granted by the Company in connection with an agreement to merge with, or acquire, the Company at a time at which there is no Acquiring Person, (b) shares owned by such Person and its Affiliates and Associates at the time of such grant and (c) shares, amounting to less than 1% of the outstanding Common Stock, acquired by Affiliates and Associates of such Person after the time of such grant.
     The Rights Agreement provides that, until the Distribution Date, the Rights will be transferred with and only with the Common Stock. Common Stock certificates issued prior to the Distribution Date shall evidence one Right for each share of Common Stock represented thereby and shall contain a legend incorporating by reference the terms of the Rights Agreement (as such may be amended from time to time). Notwithstanding the absence of the aforementioned legend, certificates evidencing shares of Common Stock outstanding on or prior to August 21, 2006 also shall evidence one Right for each share of Common Stock evidenced thereby. Promptly following the Distribution Date, separate certificates evidencing the Rights (“Rights Certificates”) will be mailed to holders of record of Common Stock at the Distribution Date.

Exhibit A-2

     The Rights are not exercisable until the Business Day following the Distribution Date. The Rights expire on the earliest of the following dates (in any such case, the “Expiration Time”):
1.	the Exchange Time (as defined below);

2.	the close of business on August 6, 2016;

3.	the date on which the Rights are redeemed as described below; and

4.	upon the merger of the Company into another corporation pursuant to an agreement entered into when there is no Acquiring Person.
     The Purchase Exercise Price and the number of Rights outstanding, or in certain circumstances the securities purchasable upon exercise of the Rights, are subject to adjustment from time to time to prevent dilution in the event of a Common Stock dividend on, or a subdivision or a combination into a smaller number of shares of, Common Stock, or the issuance or distribution of any securities or assets in respect of, in lieu of or in exchange for Common Stock.
     In the event that, prior to the Expiration Time, a Flip-in Date occurs, the Company must take such action as is necessary to ensure and provide that each Right (other than Rights Beneficially Owned by the Acquiring Person or any Affiliate or Associate thereof, which Rights shall become void) shall constitute the right to purchase from the Company, upon the exercise thereof in accordance with the terms of the Rights Agreement, that number of shares of Common Stock of the Company having an aggregate Market Price on the Stock Acquisition Date equal to twice the Purchase Exercise Price for an amount in cash equal to the then current Purchase Exercise Price.
     In addition, to the extent not prohibited by applicable law, at any time after a Flip-in Date, the Board of Directors of the Company may elect, at its option, to exchange all (but not less than all) of the then outstanding Rights (other than Rights Beneficially Owned by the Acquiring Person or any Affiliate or Associate thereof, which Rights become void) for shares of Common Stock at an exchange ratio of one share of Common Stock per Right. If there are insufficient authorized but unissued shares of Common Stock to permit an exchange ratio of one share of Common Stock per Right, such lesser number of shares of Common Stock as is available to be issued shall be exchanged for all of the then outstanding, non-void Rights. This specified exchange ratio, as adjusted from time to time, is the “Exchange Ratio.” The Exchange Ratio will be appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after the Distribution Date. Immediately upon such action by the Board of Directors (the “Exchange Time”), the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive a number of shares of Common Stock equal to the Exchange Ratio.

Exhibit A-3

               The Rights Agreement also requires certain actions by the Company in the event that after an Acquiring Person exists and controls the Company’s Board of Directors, the Company enters into, consummates or permits to occur a transaction or series of transactions in which any of the following, directly or indirectly, occurs (any such event a “Flip-over Transaction”):
1.	the Company consolidates, merges or participates in a binding share exchange with any other Person if any term of or arrangement concerning the treatment of shares of capital stock in such merger, consolidation or share exchange relating to the Acquiring Person is not identical to the terms and arrangements relating to other holders of Common Stock, or

2.	the Company sells or otherwise transfers (or one or more its subsidiaries sells or otherwise transfers) assets: (a) aggregating more than 50% of the assets (measured by either book value or fair market value); or (b) generating more than 50% of the operating income or cash flow of the Company and its subsidiaries (taken as a whole) to any other Person (other than the Company or one or more of its wholly owned subsidiaries) or to two or more such Persons which are affiliated or otherwise acting in concert.
               The Company must take such action as is necessary to ensure, and may not enter into, consummate or permit to occur a Flip-over Transaction until it has entered into a supplemental agreement with the Person engaging in the Flip-over Transaction or the parent corporation of that Person (the “Flip-over Entity”), for the benefit of the holders of the Rights, providing, that upon consummation or occurrence of the Flip-over Transaction:
1.	each Right shall thereafter constitute the right to purchase, for an amount in cash equal to the then current Purchase Exercise Price, from the Flip-over Entity, upon exercise of the Right in accordance with the terms of the Rights Agreement, that number of shares of common stock of the Flip-over Entity having an aggregate Market Price on the date of consummation or occurrence of the Flip-over Transaction equal to twice the Purchase Exercise Price; and

2.	the Flip-over Entity thereafter shall be liable for, and shall assume, by virtue of the Flip-over Transaction and such supplemental agreement, all the obligations and duties of the Company pursuant to the Rights Agreement.
               The Board of Directors of the Company may, at its option, at any time prior to the close of business on the Flip-in Date, redeem all (but not less than all), of the then outstanding Rights at a price of $0.01 per Right (the “Redemption Price”), as provided in the Rights Agreement. Immediately upon the action of the Board of Directors of the Company to redeem the Rights, without any further action and without any notice, the right to exercise the Rights will terminate and each Right will thereafter represent only the right to receive the Redemption Price in cash or securities, as determined by the Company’s Board of Directors, for each Right so held.
               The holders of Rights will, solely by reason of their ownership of Rights, have no rights as stockholders of the Company, including, without limitation, the right to vote or to receive dividends.

Exhibit A-4

EXHIBIT B
Form of Rights Certificate

Certificate	Rights
THE RIGHTS ARE SUBJECT TO REDEMPTION OR MANDATORY EXCHANGE, ON
THE TERMS SET FORTH IN THE RIGHTS AGREEMENT. RIGHTS
BENEFICIALLY OWNED BY ACQUIRING PERSONS OR THEIR AFFILIATES OR
ASSOCIATES (AS THOSE TERMS ARE DEFINED IN THE RIGHTS AGREEMENT)
OR TRANSFEREES OF ANY OF THEM WILL BE VOID.
ATRION CORPORATION
Rights Certificate
     This certifies that                                                                 , or registered assigns, is the registered holder of the number of Rights set forth above, each of which entitles the registered holder, subject to the terms, provisions and conditions of the Rights Agreement, dated as of August 7, 2006 (as amended from time to time, the “Rights Agreement”), between Atrion Corporation, a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, as the rights agent (including any successor under the Rights Agreement, the “Rights Agent”), to purchase from the Company at any time after the Distribution Date and prior to the Close of Business on                      , one fully paid share of Company Common Stock, par value $0.10 per share (the “Common Stock”), (subject to adjustment as provided in the Rights Agreement) at the Purchase Exercise Price. The Purchase Exercise Price is initially $400 per Right which, under certain conditions at certain times, will permit the purchase of that number of shares of Common Stock having an aggregate Market Price on the Stock Acquisition Date equal to twice the Purchase Exercise Price for an amount in cash equal to the Purchase Exercise Price, subject to adjustment in certain events as provided in the Rights Agreement. Purchase is made upon presentation and surrender of this Rights Certificate with the Form of Election to Exercise duly executed at the principal office of the Rights Agent in New York City, New York.
     In certain circumstances described and as provided in the Rights Agreement, the Rights evidenced by this certificate may entitle the registered holder to purchase securities of an entity other than the Company.
     This Rights Certificate is subject to all of the terms, provisions and conditions of the Rights Agreement, which are incorporated in and made part of this certificate by this reference. A full description of the rights, limitations of rights, obligations, duties and immunities of the Rights Agent, the Company and the holders of the Rights Certificates is contained in the Rights Agreement. Copies of the Rights Agreement are on file at the principal office of the Company and are available without cost upon written request.

Exhibit B-1

     Upon surrender at the designated office of the Rights Agent, this Rights Certificate, with or without other Rights Certificates, may be exchanged for another Rights Certificate or Rights Certificates of like tenor evidencing an aggregate number of Rights equal to the aggregate number of Rights evidenced by the surrendered Rights Certificates. If this Rights Certificate is exercised in part, upon surrender of the certificate, the registered holder shall be entitled to receive another Rights Certificate or Rights Certificates for the number of whole Rights not exercised.
     Subject to the provisions of the Rights Agreement, each Right evidenced by this Certificate may be (a) redeemed by the Company under certain circumstances, at its option, at a redemption price of $0.01 per Right or (b) exchanged by the Company under certain circumstances for one share of Common Stock per Right, subject in each case to adjustment in certain events as provided in the Rights Agreement.
     No holder of this Rights Certificate, as such, shall be entitled to vote or receive dividends or be deemed for any purpose the holder of any securities which may at any time be issuable on the exercise of this certificate, nor shall anything contained in the Rights Agreement or in this certificate be construed to confer upon the holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting, or to give or withhold consent to any corporate action, or to receive notice of meetings or other actions affecting stockholders (except as provided in the Rights Agreement), or to receive dividends or subscription rights, or otherwise, until the Rights evidenced by this Rights Certificate have been exercised or exchanged as provided in the Rights Agreement.
     This Rights Certificate is not valid or obligatory for any purpose until countersigned by the Rights Agent.
     Capitalized terms used but not defined herein have the meaning ascribed to them in the Rights Agreement.
     WITNESS the facsimile signature of the proper officers of the Company and its corporate seal.
Date: August __, 2006

ATTEST:	Atrion Corporation

By:
Secretary	Name:

Exhibit B-2

Countersigned:
American Stock Transfer & Trust Company
By
     Authorized Signature
Form of Reverse Side of Rights Certificate
FORM OF ASSIGNMENT
(To be executed by the registered holder to transfer this Rights Certificate.)
     FOR VALUE RECEIVED,                                          hereby sells, assigns and transfers unto:

(Please print the name and address of transferee)
     this Rights Certificate, together with all right, title and interest in it, and irrevocably constitutes and appoints                                          as Attorney-in-Fact, to transfer the within Rights Certificate on the books of Atrion Corporation, with full power of substitution.
Dated:

Signature Guaranteed:
Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change)
     Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

(To be completed if true)

Exhibit B-3

     The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by this Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or its Affiliate or Associate (as defined in the Rights Agreement).

Signature
NOTICE: If the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or its Affiliate or Associate (as defined in the Rights Agreement) or a transferee of any of them and accordingly will deem the Rights evidenced by the Rights Certificate to be void and not transferable or exercisable.
[To be attached to each Rights Certificate]
FORM OF ELECTION TO EXERCISE
(To be executed if holder desires to exercise the Rights Certificate.)
TO: ATRION CORPORATION
     The undersigned hereby irrevocably elects to exercise                      whole Rights represented by the attached Rights Certificate to purchase the shares of Company Common Stock issuable upon the exercise of the Rights and requests that certificates for those shares be issued in the name of:

Name	Social Security or Other Taxpayer ID Number

Address
     If the specified number of Rights to be exercised is not all the Rights evidenced by this Rights Certificate, a new Rights Certificate for the balance of the Rights shall be registered in the name of and delivered to:

Name	Social Security or Other Taxpayer ID Number

Exhibit B-4

Address
Dated:

Signature Guaranteed:
Signature
(Signature must correspond to name as written upon the face of this Rights Certificate in every particular, without alteration or enlargement or any change)
     Signatures must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States.

(To be completed if true)
     The undersigned hereby represents, for the benefit of all holders of Rights and shares of Common Stock, that the Rights evidenced by the attached Rights Certificate are not, and, to the knowledge of the undersigned, have never been, Beneficially Owned by an Acquiring Person or its Affiliate or Associate (as defined in the Rights Agreement).

Signature
NOTICE: If the certification set forth above is not completed in connection with a purported assignment, the Company will deem the Beneficial Owner of the Rights evidenced by the enclosed Rights Certificate to be an Acquiring Person or its Affiliate or Associate (as defined in the Rights Agreement) or a transferee of any of them and accordingly will deem the Rights evidenced by the Rights Certificate to be void and not transferable or exercisable.

Exhibit B-5